DISTRIBUTION AGREEMENT

AGREEMENT made as of this 5th day of April 2012, among Private Advisors Alternative Strategies Master Fund, a Delaware business trust (the “Master Fund”), Private Advisors Alternative Strategies Fund, a Delaware business trust (the “Feeder Fund)” (each, a “Fund” and, together the “Funds”), and NYLIFE Distributors LLC, a Delaware limited liability company (the “Distributor”).

WITNESSETH:

WHEREAS, each Fund is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as a non-diversified, closed-end investment management company, and it is in the interest of each Fund to offer its shares of beneficial interests (the “Shares”) for sale continuously; and

WHEREAS, each Fund and the Distributor wish to enter into an agreement with each other with respect to the continuous offering of each Fund’s Shares, to commence after the effectiveness of its initial registration statement filed pursuant to the Securities Act of 1933, as amended (the “1933 Act”), and the 1940 Act.

NOW, THEREFORE, the parties agree as follows:

Section 1. Appointment of the Distributor.

Each Fund hereby appoints the Distributor its exclusive agent to sell and to arrange for the sale of the Shares of the Fund, including both issued and treasury shares, either directly or through broker, dealers and other financial intermediaries which enter into selling agreements with the Distributor (“Financial Intermediaries”), on the terms and for the period set forth in this Agreement, and the Distributor hereby accepts such appointment and agrees to act hereunder.

Section 2. Services and Duties of the Distributor.

(a) The Distributor agrees to sell, as agent for each Fund, from time to time during the term of this Agreement, the Shares (whether unissued or treasury shares, in the Fund’s sole discretion) upon the terms described in each Funds’ prospectus or prospectuses. As used in this Agreement, the term “Prospectus” shall mean, in respect of each Fund, each current prospectus of such Fund, including the statement of additional information, as amended or supplemented, relating to such Fund, and included in the currently effective registration statement(s) or post-effective amendment(s) thereto (the “Registration Statement”) of such Fund filed with the Securities and Exchange Commission on Form N-2 under the 1933 Act and the 1940 Act

(b) Upon commencement of each Fund’s operations, the Distributor will hold itself available to receive orders, satisfactory to the Distributor, for the purchase of the Shares and will accept such orders on behalf of the Fund as of the time of receipt of such orders and will transmit such orders as are so accepted to the Fund’s transfer and dividend disbursing agent as promptly as practicable. Purchase orders shall be deemed effective at the times and in the manner set forth in the Prospectus.

(c) The Distributor in its discretion may purchase from each Fund as principal and may sell Shares to such registered and qualified retail dealers as it may select. In making agreements with such dealers, the Distributor shall act only as principal and not as agent for the Fund.

(d) The offering price of the Shares shall be the price per share (the “Offering Price”) specified and determined as provided in the Prospectus. The Fund shall furnish the Distributor, with all possible promptness, an advice of each computation of net asset value.

(e) The Distributor shall not be obligated to sell any certain number of Shares and nothing herein contained shall prevent the Distributor from entering into like distribution arrangements with other investment companies so long as the performance of its obligations hereunder is not impaired thereby.

(f) The Distributor is authorized on behalf of the Fund to purchase Shares presented to it by dealers at the price determined in accordance with, and in the manner set forth in, the Prospectus.

(g) The Distributor will not make offers or sales of Shares except in the manner set forth in the Registration Statement. The Distributor agrees to comply with the following provisions in connection with the offer and sale of Shares. In this regard, the Distributor agrees that:

(i) No offer or sale of Shares will be made in any state or jurisdiction, or to any prospective investor located in any state or jurisdiction, where Shares have not been registered or qualified for offer and sale under applicable state securities laws unless Shares are exempt from the registration or qualification requirements of such laws.

(ii) Sales of Shares will be made only to investors who are “accredited investors” as that term is defined by Rule 501(a) of Regulation D promulgated under the 1933 Act, and who meet such other eligibility requirements as may be imposed by each Fund and set forth in the Registration Statement from time to time. Unless otherwise agreed by the parties, New York Life Investment Management LLC, the Funds’ investment manager (the “Manager”), or the Funds’ administrator, if any (the “Administrator”), shall be responsible for reviewing each subscription agreement, if required, to confirm that it has been completed in accordance with the instructions thereto; provided, however, that the Manager, the Administrator, the Distributor and the Funds each may rely on the information provided to it by Financial Intermediaries concerning their customers and will have no obligation to verify the accuracy of such information nor an obligation to ensure that such information is received in a timely manner.

The Distributor further agrees to require in all selling agreements with Financial Intermediaries that enter into selling agreements with the Distributor that such Financial Intermediaries will not to make any such offers or sales except: (i) in the manner set forth in the Registration Statement, and (ii) in compliance with this Section 2 (g).

(h) The Distributor may appoint Financial Intermediaries to provide personal investor services and account maintenance services (“Investor Services”) to investors that are customers of such Financial Intermediaries and to assist the Financial Intermediaries in the provision of such services and to provide such services to investors that are its customers. Investors Services, may include, but shall not be limited to:(i) handling inquiries from investors regarding a Fund, including but not limited to questions concerning their investments in the Fund, repurchase offers and reports and tax information provided by the Fund;

(ii) assisting in the enhancement of communications between investors and a Fund;

(iii) assisting in the establishment and maintenance of investors' accounts with a Fund and maintaining related records;

(iv) receiving, aggregating and processing purchase and repurchase transactions;

(v) providing and keeping retirement plan records, if applicable;

(vi) issuing reports and transaction statements to investors;

(vii) providing sub-accounting services for Shares held beneficially;

(viii) forwarding Fund reports and other information to investors;

(ix) receiving, tabulating and transmitting proxies;

(x) general account administration activities; and

(xi) providing such other information and Investor Services as may be reasonably requested.

Section 3. Repurchase of Shares by the Funds.

(a) Any of the outstanding Shares may be tendered for repurchase pursuant to a tender offer made by a Fund, and the applicable Fund agrees to repurchase the Shares so tendered in accordance with the requirements of the Securities Exchange Act of 1934, as amended (the “1934 Act”), and the rules and regulations thereunder and the applicable tender offer provisions set forth in the Prospectus of the Fund. The price to be paid to repurchase the Shares shall be equal to the net asset value per Share, determined as set forth in the Prospectus (the “Repurchased Price”). All payments by a Fund hereunder shall be made in the manner set forth below.

(b) The Fund shall pay the total amount of the Repurchase Price as defined in Section 3(a) above paragraph for each Share tendered pursuant to the instructions of the Distributor or return the tendered shares promptly following the termination or withdrawal of the tender offer.

(c) The proceeds of any repurchase of Shares shall be paid by the Fund to or for the account of the shareholder in accordance with the applicable provisions of the Prospectus.

(d) Repurchases of Shares pursuant to a tender offer or payment may be suspended at such times as may be determined by the Board of Trustees of the applicable Fund (each a “Board”) as set forth in the Prospectus including.

(e) The Distributor acknowledges that repurchase proceeds may be reduced by the amount of any redemption or similar fee described in the Prospectus and any related offer to purchase.

Section 4. Duties of the Funds.

(a) Each Fund agrees to sell Shares so long as it has Shares available for sale except for such times at which the sale of its Shares has been suspended by order of the Board or by order of the SEC and to deliver certificates (if any) for, or cause the Fund’s transfer and dividend disbursing agent (or such other agent as designated by the Fund) to issue confirmations evidencing, such Shares registered in such names and amounts as the Distributor has requested in writing, as promptly as practicable after receipt by the Fund of payment therefore at the net asset value thereof and written request of the Distributor therefore.

(b) Each Fund shall keep the Distributor fully informed with regard to its affairs and shall furnish to the Distributor copies of all information, financial statements and other papers which the Distributor may reasonably request for use in connection with the distribution of Shares of the Fund, and this shall include one certified copy, upon request by the Distributor, of all financial statements prepared by the Fund and audited by its independent accountants and such reasonable number of copies of its most current Prospectus, annual and interim reports and subscription agreement, if any, as the Distributor may request and shall cooperate fully in the efforts of the Distributor to sell and arrange for the sale of the Fund's Shares and in the performance of the Distributor under this Agreement.

(c) Each Fund shall take, from time to time, all such steps, including payment of the related filing fee, as may be necessary to register the Shares under the 1933 Act and to make available for sale such number of Shares as the Distributor may be expected to sell. Each Fund agrees to file from time to time such amendments, reports and other documents as may be necessary in order that there may be no untrue statement of a material fact in a Registration Statement or Prospectus, or necessary in order that there may be no omission to state a material fact in the Registration Statement or Prospectus which omission would make the statements therein misleading.

(d) Each Fund shall use its best efforts to qualify and maintain the qualification of an appropriate number of its Shares for sale under the securities laws of such states as the Distributor and the Fund may approve, and, if necessary or appropriate in connection therewith, to qualify and maintain the qualification of the Fund as a broker or dealer in such states; provided that the Fund shall not be required to amend its Declaration of Trust or By-laws to comply with the laws of any state, to maintain an office in any state, to change the terms of the offering of its Shares in any state from the terms set forth in its Registration Statement and Prospectus, to qualify as a foreign corporation in any state or to consent to service of process in any state other than with respect to claims arising out of the offering of its Shares. The Distributor shall furnish such information and other material relating to its affairs and activities as may be required by a Fund in connection with such qualifications.

Section 5. Expenses.

(a) Each Fund shall bear all costs and expenses of the continuous offering of its Shares in connection with: (i) fees and disbursements of its counsel and independent accountants, (ii) the preparation, filing and printing of any Registration Statements and/or Prospectuses required by and under the federal securities laws, (iii) the preparation and mailing of annual and interim reports, Prospectuses and proxy materials to shareholders, and (iv) the qualifications of the Shares for sale and of the Fund pursuant to Section 4(c) and 4(d) hereof and the cost and expenses payable to each such state for continuing qualification therein. .

(b) The Distributor shall bear: (i) the costs and expenses of preparing, printing and distributing any materials not prepared by a Fund and other materials used by a Fund in connection with its offering of Shares for sale to the public, including the additional cost of printing copies of the Prospectus and of annual and interim reports to shareholders, other than copies thereof required for distribution to existing shareholders or for filing with any federal securities authorities, (ii) any expenses of advertising incurred by the Distributor in connection with such offering, and (iii) the expenses of registration or qualification of the Distributor as a dealer or broker under federal or state laws and the expenses of continuing such registration or qualification.

(c) As set forth in the Prospectus of the Feeder Fund, the Distributor may charge a sales load to each investor of the Feeder Fund on the purchase price of such investor’s Shares. The Distributor may, in its discretion, waive the sales load for certain investors as set forth in the Prospectus. The aggregate sales load payable to the Distributor will not exceed the maximum amount permitted by the Conduct Rules of the Financial Industry Regulatory Authority (“FINRA”).

Section 6. Fees.

Except to the extent set forth in Section 5, the Distributor will render all services hereunder without compensation or reimbursement.

Section 7. Indemnification.

Each Fund agrees to indemnify, defend and hold the Distributor, its officers and trustees and any person who controls the Distributor within the meaning of Section 15 of the 1933 Act, free and harmless from and against any and all claims, demands, liabilities and expenses (including the cost of investigating or defending such claims, demands or liabilities and any counsel fees incurred in connection therewith) which the Distributor, its officers, directors or any such controlling person may incur under the 1933 Act, or under common law or otherwise, arising out of or based upon any alleged untrue statement of a material fact contained in a Fund’s Registration Statement or Prospectus or arising out of or based upon any alleged omission to state a material fact required to be stated in either thereof or necessary to make the statements in either thereof not misleading, except insofar as such claims, demands, liabilities or expenses arise out of or are based upon any such untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with information furnished in writing by the Distributor to a Fund for use in its Registration Statement or Prospectus; provided, however, that this indemnity agreement, to the extent that it might require indemnity of any person who is also an officer or trustee of a Fund or who controls the Fund within the meaning of Section 15 of the 1933 Act, shall not inure to the benefit of such officer, trustee or controlling person unless a court of competent jurisdiction shall determine, or it shall have been determined by controlling precedent, that such result would not be against public policy as expressed in the 1933 Act; and further provided, that in no event shall anything contained herein be so construed as to protect the Distributor against any liability to a Fund or to its security holders to which the Distributor would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of its reckless disregard of its obligations under this Agreement. Each Fund’s agreement to indemnify the Distributor, its officers and trustees and any such controlling person as aforesaid is expressly conditioned upon the Fund being promptly notified of any action brought against the Distributor, its officers or directors, or any such controlling person, such notification to be given by letter or telegram addressed to the Fund at its principal business office. Each Fund agrees promptly to notify the Distributor of the commencement of any litigation or proceedings against a Fund or any of its officers or trustees in connection with the issue and sale of the Shares of the applicable Fund.

The Distributor agrees to indemnify, defend and hold each Fund, its officers and trustees and any person who controls a Fund , if any, within the meaning of Section 15 of the 1933 Act, free and harmless from and against any and all claims, demands, liabilities and expenses (including the cost of investigating or defending against such claims, demands or liabilities and any counsel fees incurred in connection therewith) which a Fund, its trustees or officers or any such controlling person may incur under the 1933 Act or under common law or otherwise, but only to the extent that such liability or expense incurred by the Fund, its trustees or officers or such controlling person resulting from such claims or demands shall arise out of or be based upon any alleged untrue statement of a material fact contained in information furnished in writing by the Distributor to a Fund for use in the Registration Statement or Prospectus or shall arise out of or be based upon any alleged omission to state a material fact in connection with such information required to be stated in the Registration Statement or Prospectus or necessary to make such information not misleading. The Distributor's agreement to indemnify a Fund, its trustees and officers, and any such controlling person as aforesaid is expressly conditioned upon the, Distributor's being promptly notified of any action brought against the Fund, its officers or trustees or any such controlling person, such notification being given to the Distributor at its principal business office.

Section 8. Compliance with Securities Laws.

Each Fund represents that it is registered as a closed-end management investment company under the 1940 Act, and agrees that it will comply with all of the provisions of the 1940 Act and of the rules and regulations thereunder. Each Fund and the Distributor each agree to comply with all of the applicable terms and provisions of the 1940 Act, the 1933 Act and, subject to the provisions of Section 4(d) hereof, all applicable state “Blue Sky” laws, including but not limited to the broker-dealer registration requirements. The Distributor agrees to comply with all of the applicable terms and provisions of: (i) the Securities Exchange Act of 1934, as amended, including but not limited to the broker-dealer registration requirements; (ii) the Bank Secrecy Act of 1970, as amended, and any regulations thereunder; and (iii) any economic or trade sanctions administered by the U.S. Department of Treasury’s Office of Foreign Asset Control.

Section 9. Term of Agreement; Termination.

This Agreement shall commence on the date first set forth above. This Agreement shall continue in effect for a period more than two years from the date hereof only so long as such continuance is specifically approved at least annually in conformity with the requirements of the 1940 Act.

This Agreement shall terminate automatically in the event of its assignment (as defined by the 1940 Act). In addition, this Agreement may be terminated with respect to a Fund by vote of a majority of the applicable Fund’s Trustees who are not "interested persons" (as defined in the 1940 Act), or with respect to a Fund by vote of a majority of the outstanding voting securities of the applicable Fund, as the case may be, or by the Distributor, without penalty, upon sixty days' written notice.

Section 10. Notices.

Any notice required to be given pursuant to this Agreement shall be deemed duly given if delivered or mailed by registered mail, postage prepaid, (l) to the Distributor at 51 Madison Avenue, New York, N.Y. 10010, Attention: Secretary; or (2) to the Funds at 51 Madison Avenue, New York, N.Y. 10010, Attention: President.

Section 11. Governing Law.

This Agreement shall be governed and construed in accordance with the laws of the State of New York.

Section 11. Use of Name.

It is understood that the name “New York Life” or any derivative thereof or logo associated with that name is the valuable property of New York Life Insurance Company and its affiliates, and that each Fund has the right to use such name or derivative or logo only with the approval of New York Life Insurance Company.

Section 12. Advertising Materials

Other than the currently effective Registration Statement of each Fund, the Distributor will not issue any advertising materials in connection with the sale of Shares, except for advertising materials which conform with the requirements of federal and state securities laws and regulations and rules of the Financial Industry Regulatory Authority. The Distributor agrees to cease use and publication of any advertising materials used in the sale of Shares upon reasonable objection of a Fund.

* * *

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

Private Advisors Alternative Strategies Master Fund

By: /s/ Stephen P. Fisher

Name: Stephen P. Fisher

Title: President

Private Advisors Alternative Strategies Fund

By: /s/ Stephen P. Fisher

Name: Stephen P. Fisher

Title: President

NYLIFE DISTRIBUTORS LLC

By: /s/ Stephen P. Fisher

Name: Stephen P. Fisher

Title: President and Chief Operating Officer